MOTHERS WORK, INC.

                                                CONTACT: Tom Frank
                                                         Chief Financial Officer
                                                         and VP-Finance
                                                         (215) 873-2200

For Immediate Release

              MOTHERS WORK, INC. ANNOUNCES SECOND QUARTER RESULTS,
             MATERNITY PRODUCT LINE RESTRUCTURING AND EXTENSION OF
                                CREDIT AGREEMENT

o Philadelphia, PA, April 16, 1997 -- Mothers Work, Inc. (NASDAQ:MWRK), the Real Time Retailer(Trademark), today announced a loss of $2.30 per share for the Second Fiscal Quarter, including a loss from one time charges of $1.40 per share.

o The loss, exclusive of the one time charges, was primarily attributable to the Company's recently acquired Episode non-maternity fashion business.

o Operating cash flow for the first six months of the fiscal year for the core maternity business (defined as operating income excluding amortization and depreciation expense) and exclusive of the one time charges was $13.5 million, comparable to the same period in the prior year.

o Concurrently, Mothers Work announced that it will restructure its core maternity business by combining the Mimi Maternity(Registered Trademark) and Maternite(Registered Trademark) over-lapping product lines, and closing approximately 30 retail locations serviced by other Company stores. In connection with this restructuring and related actions, the company will take a charge in the second fiscal quarter of $7.6 million, the cash portion of which is approximately $1.3 million to be paid out through the second quarter of fiscal 1998.

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                 MOTHERS WORK ANNOUNCES SECOND QUARTER RESULTS            Page 2

o The Company also announced a commitment from CoreStates Bank to extend its $20 million revolving credit facility for an additional year to July 31, 1999.

Net sales for the second quarter increased 24.0% to $55.8 million from $45.0 million in the same quarter of the preceding year. The total increase was primarily due to sales generated by Episode(Registered Trademark) America stores, acquired on June 1, 1996, quarterly comparable store sales increase of 2.0% in the Company's core maternity clothing business (based on 384 stores), and a $3.0 million net increase due to other maternity store opening and closing activity. Comparable store sales during the second quarter of the preceding fiscal year increased 11.1% (based on 143 stores). During the quarter, the Company opened 68 new locations, including 55 leased departments and 13 stores, and closed 4 stores, ending the quarter with 560 locations compared to 431 on March 31, 1996.

The net loss for the second quarter was $8,189,093 or $2.30 per common share after deducting accrued dividends on preferred stock, compared to a net loss of $322,230 or $0.10 per common share, in the same quarter of the preceding year. The fiscal net loss includes a pre-tax loss of $7.6 million ($5.0 million after tax) or $1.40 per share for the restructuring charges discussed previously. This amount consists of a $5.6 million charge to restructure and consolidate upscale maternity lines, a $0.8 million charge to write-down inventory related to this consolidation and $1.2 million to write-down long-lived assets at some of its continuing retail locations and for certain other costs.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, "Upscale and moderately priced maternity appareal continues to be our core business, representing approximately 88% of our total revenue. This consolidation of our maternity clothing lines is intended to improve operating performance by eliminating redundancy in product styles and store locations. While we are very disappointed with results of the Episode division including its effect on the Company's performance for the quarter, we are encouraged by the comparable store sales trend through the quarter. The turnaround of



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              MOTHERS WORK ANNOUNCES SECOND QUARTER RESULTS Page 3

the Episode business is taking longer than originally anticipated and management is focused on the need to improve results in that division."

Mothers Work is the Real Time Retailer(Trademark), using its custom TrendTrack(Trademark) computer systems and quick response replenishment process to "give the customer what she wants, when she wants it." Mothers Work operates 559 locations, including 34 Episode(Registered Trademark) upscale "bridge" women's apparel specialty stores and 525 maternity clothing stores consisting of 223 Motherhood Maternity(Registered Trademark) stores, 74 Maternite(Registered Trademark) stores, 49 Mimi Maternity(Registered Trademark) stores, 45 Maternity Works(Registered Trademark) outlet stores, 39 A Pea in the Pod(Registered Trademark) stores and 95 leased departments.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for fiscal 1997 and beyond to differ materially from those expressed or implied in any such forward-looking statements; changes in consumer spending patterns, consumer preferences and overall economic conditions, the impact of competition and pricing, continued availability of capital and financing, ability to develop and source merchandise, and other factors affecting the Company's business beyond the Company's control.

Episode(Registered Trademark) America, a division of Mothers Work, Inc., is licensed to use the EPISODE(Registered Trademark) trademark by Episoda USA, Inc.


                               -Table to Follow-


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                      MOTHERS WORK, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations


                                               Second Quarter Ended                Six Months Ended
                                           ----------------------------      -----------------------------
                                             3/31/97           3/31/96          3/31/97          3/31/96
                                           -----------      -----------      ------------      -----------
Net Sales ..............................   $55,755,776      $45,014,474      $116,989,104      $95,064,883
Cost of Goods Sold .....................    26,033,562       19,343,870        53,534,324       40,067,191
                                           -----------      -----------      ------------      -----------
  Gross Profit .........................    29,722,214       25,670,604        63,454,780       54,997,692
SG&A Expenses ..........................    28,405,273       20,304,914        54,479,537       41,119,449
Depreciation and Amortization ..........     3,452,493        2,449,472         6,567,128        4,870,034
Restructuring Charges ..................     5,617,094               --         5,617,094               --
                                           -----------      -----------      ------------      -----------
  Operating Income (Loss) ..............    (7,752,646)       2,916,218        (3,208,979)       9,008,209
Interest Expense -- Net ................     3,240,093        3,065,284         6,572,231        6,142,324
                                           -----------      -----------      ------------      -----------
  Net Income (Loss) Before
    Income Taxes .......................   (10,992,739)        (149,066)       (9,781,210)       2,865,885
Income Taxes (Benefit) .................    (3,103,413)         (71,211)       (2,359,945)       1,364,161
                                           -----------      -----------      ------------      -----------
  Net Income (Loss) ....................    (7,889,326)         (77,855)       (7,421,265)       1,501,724
Preferred Dividends ....................       299,767          244,375           544,142          488,750
                                           -----------      -----------      ------------      -----------
  Net Income Available to
    Common Stockholders ................   $(8,189,093)     $  (322,230)     $ (7,965,407)     $ 1,012,974
                                           ===========      ===========      ============      ===========
Net Income (Loss) Per
  Common Share .........................   $     (2.30)     $     (0.10)     $      (2.24)     $      0.30
                                           ===========      ===========      ============      ===========
Weighted Average Common
  Shares Outstanding ...................     3,563,342        3,123,170         3,561,306        3,365,362
                                           ===========      ===========      ============      ===========



                          Selected Balance Sheet Data

                                             March 31,       September 30,
                                               1997              1996
                                            -----------      -----------
Cash and Cash Equivalents ...............   $ 1,451,686      $ 1,262,435
Inventories .............................    51,618,248       57,209,499
Property, Plant and Equipment, Net ......    44,499,558       45,451,114
Long-Term Debt ..........................    96,544,514       96,680,722
Stockholders' Equity ....................    27,141,517       35,106,514



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